Exhibit 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER

April 4, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by System1, Inc. (f/k/a Trebia Acquisition Corp.) under Item 4.01 of its Form 8-K dated April 4, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of System1, Inc. (f/k/a Trebia Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP